EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to Form S-3 and related Prospectus of Natural Alternatives International, Inc. for the registration of 510,000 shares of its common stock and to the incorporation by reference therein of our report dated August 5, 2005, with respect to the consolidated financial statements and schedule of Natural Alternatives International, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 9, 2006